AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 14th day of June 2019, to the Distribution Agreement dated as of February 18, 2016, as amended (the “Agreement”), is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to Agreement to update the fee schedule and to add the Aptus Collared Income Opportunity ETF in the manner set forth herein; and

WHEREAS, Article 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

This amendment will become effective upon the commencement of operations of the Aptus Collared Income Opportunity ETF. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Michael D. Barolsky	By:	/s/ Teresa Cowan
Name: Michael D. Barolsky		Name: Teresa Cowan
Title: Vice President and Secretary		Title: President

SCHEDULE A
List of Funds

Name of Series
Aptus Behavioral Momentum ETF
Aptus Fortified Value ETF
Opus Small Cap Value Plus ETF
Opus International Small/Mid Cap ETF
Aptus Defined Risk ETF Aptus Collared Income Opportunity ETF

SCHEDULE B

Base Fee for Regulatory Distribution Services at June 2019
The following reflects the greater of the basis point fee or annual minimum1 where Aptus Capital Advisors acts as Adviser to the fund in the ETF Series Solutions Trust
Annual Minimum per Fund2    Basis Points on Trust AUM2
Funds 1-5    $[ ]    First $500m    [ ] bp
Funds 6-10    $ [ ]    Next $500m     [ ] bp
Funds 11+    $ [ ]    Balance     [ ] bp

Default Sales Loads, and underwriter concessions, if any, payable to the Distributor. See APPENDIX E for Services and Associate Fees in addition to Base Fee
See APPENDIX E for OPTIONAL Supplemental Services and Associated Fees
1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.
Once a Fund is operational, should “The Adviser” terminate this service agreement with U.S. Bank, N.A. prior to the end of the initial contract period, “The Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “The Adviser” launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, “The Adviser” would owe would owe U.S. Bank up to 50% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody + $[ ] Distributor)
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
2 Subject to annual CPI increase – All Urban Consumers – U.S. City Average. Fees are calculated pro rata and billed monthly

Regulatory Distribution Services (in addition to the Base Fee) Quasar Distributors Advertising Review

▪	Standard Advertising Compliance Review
- $[ ] per communication piece for the first 10 pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter.
- $[ ] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video);
$[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change.
(FINRA filing fee may not apply to all communication pieces.)

▪	Expedited Advertising Compliance Review
- $[ ] for the first 10 pages (minutes if audio or video); $[ ] per page (minute if audio or video)
thereafter, 24 hour initial turnaround.
- $[ ] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video)
$[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change.
(FINRA filing fee may not apply to all communication pieces.)
OPTIONAL Services Provided by Quasar upon Client Request
▪Registered Representative Licensing
- $[ ]per year per registered representative
- Licenses sponsored: Series 6, 7, 24, 26, 27, 63, 66
- All associated FINRA and state fees for registered representatives, including license and renewal fees

▪	The design and/ or production of fund fact sheets, commentaries, brochures and other sales support materials – Project priced via proposal
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
▪Production, printing, distribution, and placement of advertising, sales literature, and materials
▪Engagement of designers, free-lance writers, and public relations firms
▪Postage, overnight delivery charges
▪FINRA registration fees and other costs to fulfill regulatory requirements
▪Travel, lodging, and meals
In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit.

Aptus Capital Advisors, LLC

By: /s/ J.D. Gardner
Printed Name: J.D. Gardner
Title: Founder and Manager    Date: 06/17/2019

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